Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Prevail Therapeutics Inc. for the registration of Prevail Therapeutics Inc. common stock, preferred stock, debt securities or warrants and to the incorporation by reference therein of our report dated March 26, 2020, with respect to the financial statements of Prevail Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

June 30, 2020